Exhibit 99.1

Set forth below is preliminary consolidated results of operations data for Acorn Factor, Inc. (the "Company" or “us”) for the quarter and nine months ended September 30, 2007 and comparative data for the same periods in 2006.

The Company had a net loss of $1.4 million and net income of $10.5 million for the quarter and nine months ended September 30, 2007, respectively, as compared to a net loss of $1.7 and $5.3 million for the quarter and nine months ended September 30, 2006. Net loss for the quarter ended September 30, 2007 included a non-cash gain of $0.5 million with respect to the private placement of Paketeria and a non-cash finance expense of $0.6 million recorded with respect to the Company's private placement of Debentures in March and April, 2007. Net income for the nine months ended September 30, 2007 included non-cash gains of $16.2 million with respect to the second quarter public offering of Comverge and of $0.5 million with respect to the recent private placement of Paketeria and a non-cash finance expense of $2.5 million recorded with respect to the private placement of Debentures.

Sales in the first nine months of 2007 increased by $429,000, or 15%, from $2.9 million in the first nine months of 2006 to $3.3 million in the first nine months of 2007. Sales in the third quarter of 2007 reflected an increase of $672,000, or 73%, from $0.9 million in the third quarter of 2006 to $1.6 million in the third quarter of 2007. The increases for both periods were wholly attributable to the increase in our RT Solutions segment sales (increases of $338,000 and $570,000 for the nine and three month periods ended September 30, 2007 as compared to 2006, respectively) which was the result of two new significant projects in 2007. This increase more than offset the slight decrease in sales in our OncoProTM segment during those periods.

Gross profits in the first nine months of 2007 decreased by $35,000, or 4%, to $815,000, compared to $849,000 for the first nine months of 2006. The decrease was primarily attributable to lower margins in the RT Solutions segment. The lower margins were due to the inclusion in 2006 of certain project sales with relatively high gross profit margins. Gross profit in the third quarter of 2007 increased by $197,000, or 71%, to $473,000, in comparison to $276,000 in the third quarter of 2006, primarily due to the previously mentioned increase in RT Solutions sales. Gross margins were unchanged in the third quarter of 2007 as compared to the third quarter of 2006.

Selling, marketing, general and administrative expenses (“SMG&A”) decreased significantly in the first nine months of 2007 ($525,000) from $3.5 million to $3.0 million compared to the first nine months of 2006. SMG&A also decreased significantly (by $418,000) in the third quarter of 2007 as compared to the third quarter of 2006. The decreases for both the nine and three month periods is due almost entirely to decreases in stock compensation expense recognized in the periods in accordance with FAS 123R.

In April 2007, Comverge completed its initial public offering. As a result of the Comverge offering, the Company recorded an increase in its investment in Comverge and recorded a non-cash gain of $16.2 million in “Gain on public offering of Comverge”. Subsequent to the offering, the Company no longer accounts for its investment in Comverge under the equity method.

In September 2007, Paketeria completed a private placement of shares. As part of the transaction, the Company converted approximately $1.2 million of debt to equity in Paketeria. As a result of the Paketeria private placement, the Company recorded a decrease in its investment in Paketeria and recorded a non-cash gain of $533,000 in “Gain on private placement of Paketeria”.

Finance expense, net, increased in the first nine months of 2007 as compared to the first nine months of 2006 from $23,000 to $2.8 million. Finance expense, net, also increased in the third quarter of 2007 as compared to the third quarter of 2006 from $17,000 to $716,000. The increases are entirely attributable to the finance costs associated with our private placement of convertible debt in the first and second quarters of 2007.

In the first quarter of 2006, we recognized $210,000 in previously unrecognized and current losses of our Comverge equity affiliate offsetting our additional investments during the quarter in that amount in Comverge preferred stock. As our investment in Comverge had been reduced to zero, we no longer recorded additional losses against our investment in Comverge.

In the first nine months of 2007, we recognized losses of $779,000 representing our approximate 33% share of Paketeria’s losses for the period and amortization expense associated with acquired non-compete and franchise agreements and the change in value of options. In addition, we also recognized additional losses totaling $49,000 with respect to stock compensation expense associated with a previous option grant to Paketeria’s founder and managing director.

As of September 30, 2007, all of the Company’s 2,786,021 Comverge shares can be considered “available-for-sale” under SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, at September 30, 2007, the Company reflected its investment in Comverge at its then fair market value of $ 91.5 million (based on the then most recent closing price for the Comverge shares of $32.86), an increase of $63.2 million from the value reflected at June 30, 2007. At September 30, 2007, the Company had a net deferred tax liability of $21.5 million with respect to its Comverge investment.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the Company’s business and operations. Many of these factors are described in the Company’s most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.